Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered this 9th day of June, 2015 (“closing date”) by and between Odyssey Marine Exploration, Inc., (“Odyssey”), of 5215 West Laurel Street, Tampa, Florida, 33607 and Melinda MacConnel (“Mrs. MacConnel”) of 813 Seddon Cove Way, Tampa, Florida 33602, together referred to as the “Parties.”

Whereas,

A.	Mrs. MacConnel has served the Company in various capacities including Executive Vice President, Secretary and General Counsel for Odyssey Marine Exploration, Inc. since February, 2006; and

B.	The Parties desire to transition Mrs. MacConnel from her current officer and employee status to that of an independent consultant; and

C.	Odyssey desires to have the services of Mrs. MacConnel in the capacity of Consultant to assist in the transition of a new Secretary and/or General Counsel; and

D.	Mrs. MacConnel is willing to provide such services based on the consideration and the terms described herein;

Therefore, the parties agree as follows:

1. EMPLOYMENT. The Parties agree that Mrs. MacConnel will continue in her current employment after the closing date, but, on June 30, 2015 (the “retirement date”), Mrs. MacConnel will retire from Odyssey and will no longer be an employee of Odyssey as of said date.

2. STOCK OPTIONS AND RESTRICTED STOCK. Odyssey and Mrs. MacConnel agree that all outstanding stock options and restricted stock granted to her which have not vested or have not been exercised at the closing date of this Agreement will be fully vested as of the retirement date and Odyssey will grant Mrs. MacConnel an extension of time up to the extension dates of the stock options to exercise all of her outstanding stock options at any time on or before their scheduled expiration dates. Outstanding stock options and restricted stock were included in the Company’s Proxy Statement dated April 29, 2015.

3. COMPENSATION OF CONSULTANT. Following the retirement date, Mrs. MacConnel will commence work as an independent contractor consultant. As compensation for the consulting services provided by Mrs. MacConnel pursuant to this Agreement, Odyssey shall pay Mrs. MacConnel a fee of thirteen thousand seven hundred fifty dollars ($13,750) per month until termination of this Agreement on September 30, 2015, or such later date as mutually agreed by the parties, which shall be paid by the twenty-fifth (25th) of each month for the previous month of consulting services, commencing on July 25 for the period of June 15-July 15, Mrs. MacConnel’s engagement as an independent contractor will be “at will” and Odyssey may

Exhibit 10.1

terminate the Agreement with or without cause, however the Parties acknowledge and agree that as fair consideration under this Agreement, Mrs. MacConnel shall, in any event, be entitled to the compensation described herein until September 30, 2015. Mrs. MacConnel acknowledges and agrees that she will not be entitled to any paid or unpaid benefits (other than reimbursement for COBRA payments as referenced in Paragraph 5) or any additional compensation beyond her consulting fee as an independent contractor, and that Odyssey’s only duty to her as an independent contractor will be payment of her monthly consulting fee and reimbursement of COBRA payments and professional dues as referenced in Paragraph 5.

4. 2015 BONUS PAYMENT. The Parties agree that Mrs. MacConnel has earned fifty percent (50%) of her non-equity incentive award for the year ended December 31, 2015, as determined by the Compensation Committee. Such bonus will be paid no later than February 28, 2016 and may be paid by cash or a combination of cash and a stock award from the Company’s 2015 Stock Incentive Plan as determined in the reasonable discretion of the Compensation Committee of the Board of Directors of Odyssey.

5. COBRA PAYMENTS AND PROFESSIONAL DUES. The Parties agree that the qualifying event for COBRA shall be the retirement date, and that Odyssey shall reimburse Mrs. MacConnel for payment of her COBRA family plan payments for as long as she remains eligible for COBRA or until she enrolls in a new health insurance plan, whichever is sooner. Odyssey will also reimburse Mrs. MacConnel for professional dues including Florida Bar license renewal and professional forum group dues owed up to December 31, 2015, if such invoices are submitted by Mrs. MacConnel by September 30, 2015.

6. ADEQUATE CONSIDERATION. Mrs. MacConnel agrees that Odyssey’s covenants in Paragraphs 1-5 above are in addition to anything of value to which she is already entitled in the absence of this Agreement and constitute adequate consideration for her covenants in this Agreement.

7. DUTIES OF CONSULTANT. Beginning on June 15, 2015, Mrs. MacConnel, pursuant to the terms of this Agreement, shall perform services for Odyssey as an independent consultant. Those duties shall include, but are not limited to, assisting the executive leadership team and the new General Counsel and/or Secretary in areas pertaining to her previous expertise including contract review, legal analysis, employee-related legal issues, Board requirements, SEC reporting, and professional legal relationships. Mrs. MacConnel agrees to be reasonably available to perform such services when requested through September 30, 2015 or as mutually extended by the parties (the “Consulting Period”).

8. TERM. The term of the Agreement shall be from the closing date herein until September 30, 2015, or as extended upon agreement of both parties, with transition from employee status to consultant effective as of June 30, 2015.

9. CONFIDENTIALITY. Mrs. MacConnel recognizes that she has and will have trade secrets and confidential business information regarding Odyssey and its subsidiaries (collectively, “Information”) which are valuable, special and unique assets of Odyssey. Mrs. MacConnel acquires no proprietary interest in the Information, including Information that she has or will develop. Mrs. MacConnel agrees that she will not at any time or in any manner, either

Exhibit 10.1

directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party except for the purpose of fulfilling her obligations as Consultant hereunder. If Mrs. MacConnel is requested by any third party to disclose Information in furtherance of her duties hereunder, she shall first obtain an appropriate nondisclosure agreement, to be provided by Odyssey, from any party to whom the Information is to be disclosed. Mrs. MacConnel acknowledges and understands that a violation of this paragraph shall be a material violation of this Agreement and, in addition to relief provided by Chapter 688, Florida Statutes, will justify all available legal and/or equitable relief, including, but not limited to, compensatory damages, preliminary and permanent injunctive relief, and attorney’s fees and costs.

10. MATERIAL NON PUBLIC INFORMATION – INSIDER TRADING. Mrs. MacConnel acknowledges that during the course of the work conducted prior to and pursuant to this Agreement she has or may come into possession of “material non-public information” as defined by the State and Federal Securities Laws. Mrs. MacConnel agrees to keep all such information confidential and understands that the release of such information or the trading in the Company’s securities while in possession of such information may constitute insider trading. Mrs. MacConnel acknowledges that she has been furnished a copy of Odyssey’s INSIDER TRADING POLICY and that she understands and will comply with the provisions of the policy.

11. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Mrs. MacConnel has disclosed (or has threatened to disclose) Information in violation of this Agreement, Odyssey shall be entitled to an injunction to restrain her from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Odyssey shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

12. NON-COMPETE AGREEMENT. Mrs. MacConnel agrees and covenants that for a period of three years following the retirement date, she will not directly or indirectly engage in any competitive underwater exploration business. Directly or indirectly engaging in any competitive underwater exploration business includes, but is not limited to, (i) engaging in such business as owner, partner, or agent, (ii) becoming a Consultant of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Odyssey for the benefit of such business. Mrs. MacConnel agrees that: (a) her covenants in this paragraph are reasonable and survive the term of this Agreement; (b) that there are legitimate business interests justifying her covenants contained in this paragraph, including trade secrets and valuable confidential business information, substantial relationships with customers, extraordinary training and customer goodwill; and (c) her covenants are reasonably necessary to protect the legitimate business interests justifying the covenants.

13. NON-INTERFERENCE. Mrs. MacConnel agrees not to recruit employees or consultants of Odyssey for employment or for contract with any individual or business, including, but not limited to, businesses in which she may now have, or may subsequent to this Agreement attain, an interest, unless specifically approved in advance by Odyssey.

Exhibit 10.1

14. INDEPENDENT COVENANTS. Mrs. MacConnel acknowledges and agrees that an asserted failure by Odyssey to enforce the same or similar covenants against other individuals as her covenants contained in Paragraphs 9 and 11-13 shall not prevent Odyssey from enforcing Mrs. MacConnel’s covenants, nor shall it constitute a defense to enforcement of Mrs. MacConnel’s covenants.

15. COVENANT NOT TO SUE. Unless there is a material breach by Odyssey of this Agreement, Mrs. MacConnel will not file a lawsuit in any federal or state court, or allow a lawsuit to be filed on her behalf in any federal or state court, against Odyssey or the Released Parties (defined below) for any type of legal or equitable relief regarding the termination of her employment or any other events from the beginning of the world to the closing date of this Agreement (defined below). Unless there is a material breach by Odyssey of this Agreement, should an administrative agency initiate litigation that would be covered by this Paragraph, Mrs. MacConnel agrees not to authorize the seeking of individual relief in such litigation, including, without limitation, backpay, frontpay, interest, compensatory damages, punitive damages or any other type of legal damages.

16. RELEASE OF CLAIMS. Mrs. MacConnel hereby fully releases and discharges Odyssey and its current and former respective joint venturers, officers, directors, supervisors, shareholders, employees, agents, insurers, attorneys, fringe and employee benefit funds and plans, successors and assigns (the “Released Parties”) of and from any and all known and unknown rights, claims, controversies, demands, damages, actions, suits and causes of action of any nature whatsoever, whether known or unknown, direct or indirect, including but not limited to claims for restitution, specific performance, accounting, tort, breach of contract, negligence, and fraud, whether arising at law or in equity, under all local, state or federal statutes or common law, including securities laws, which she may have had or may now have, against the Released Parties, based on her employment, the termination of her employment or any events from beginning of the world to the Effective Date of this Agreement (“Released Claims”).

a. The Released Claims include, without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age 40 or older.

b. The Released Claims also include, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871 and 1991, all as amended, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, OSHA, HIPAA, WARN, COBRA, Sarbanes-Oxley Act, the Equal Pay Act, the NLRA, ERISA, Florida Civil Rights Act, Sections 760.01-760.11, Fla. Stat., Section 448.08, Fla. Stat., the Florida Private Whistleblower Act, Sections 448.101-448.105, Fla. Stat., Section 440.205, Fla. Stat., and Section 760.50, Fla. Stat.

c. Mrs. MacConnel understands that, by executing this Agreement, she does not waive or release rights or claims that may accrue after the date this Agreement is executed.

Exhibit 10.1

Odyssey hereby releases Mrs. MacConnel from any and all claims which it may have had or may now have, based on her employment, the execution of her duties as an employee or Officer of the Company, or any events from beginning of the world to the closing date of this Agreement.

17. LIMITATION OF RELEASE. Nothing in this Agreement shall be construed to prohibit Mrs. MacConnel from: filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Notwithstanding the foregoing, by signing below, Mrs. MacConnel acknowledges and agrees that she waives not only her right to recover money or any other relief in any action she might commence, but also her right to recover in any action brought by any government agency or other party, whether brought on her behalf or otherwise.

18. INABILITY TO CONTRACT FOR ODYSSEY. Mrs. MacConnel, as Consultant, shall not have the right to make any contracts or commitments for or on behalf of Odyssey without first obtaining the express written consent of Odyssey.

19. COMPLIANCE WITH ODYSSEY’S POLICIES AND PROCEDURES. Mrs. MacConnel agrees to comply with all of the policies and procedures of Odyssey.

20. RETURN OF PROPERTY. Within thirty (30) days of her execution of this Agreement, Mrs. MacConnel shall deliver to Odyssey all property (including keys, records, notes, data, memoranda, models, and equipment) that is in her possession or under her control, which is Odyssey’s property or related to Odyssey’s business. Notwithstanding the forgoing, after the closing date, Mrs. MacConnel shall be allowed to retain any computer or computer equipment or property necessary to perform her consulting obligations to Odyssey under Paragraph 7 of this Agreement. Upon termination of this Agreement, Mrs. MacConnel shall deliver all property as described above, to Odyssey of which she may have come into possession or control during the term of this Agreement. Any separate confidentiality or proprietary rights agreement signed by Mrs. MacConnel during the term of this Agreement shall govern such obligation.

21. CONTINUING ODYSSEY INDEMNIFICATION. Odyssey shall continue to protect, defend, indemnify and hold Mrs. MacConnel harmless from any and all claims and liabilities incurred by her to the same extent that Odyssey was obligated to provide such indemnification (including without limitation, advancement of attorneys’ fees and other expenses, and costs of settlement) in connection with her services as an officer and director of Odyssey prior to the Consulting Period, whether pursuant to the terms of its articles of incorporation, bylaws, resolutions of the board of directors, company policies or Officer/Director Indemnification Agreements in effect at the time of her execution of this Agreement. Odyssey agrees that, for a continuous period of twenty-four (24) months following the retirement date, it shall maintain directors’ and officers’ liability insurance covering Mrs. MacConnel for acts during her employment with Odyssey up to and including the retirement date in such amount as currently in effect.

Exhibit 10.1

22. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

23. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

24. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

25. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

26. APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by the laws of the State of Florida and the parties agree that any action under this Agreement shall be brought only in Hillsborough County, Florida or in federal court in Hillsborough County, Florida should that court have jurisdiction.

27. ASSIGNEES AND SUCCESSORS. This Agreement will be binding upon and inure to the benefit of any heirs, executors, administrators, successors or assigns of the Parties. However, this Agreement is non-assignable by Mrs. MacConnel, unless Odyssey consents to such assignment in writing.

28. OLDER WORKERS BENEFIT PROTECTION ACT COMPLIANCE. Mrs. MacConnel shall have up to twenty-one (21) days following her execution of this Agreement to consider whether or not she wishes to execute this Agreement (“consideration period”). Mrs. MacConnel may choose to enter into this Agreement prior to the conclusion of the consideration period. If she does so, she confirms that her choice is of her own free will, without any duress or coercion by Employer. Should Mrs. MacConnel execute this Agreement at or before the conclusion of the consideration period, she shall have seven (7) days to revoke her acceptance of this Agreement (“revocation period”), and this Agreement shall not become effective or enforceable until the conclusion of the revocation period without Mrs. MacConnel revoking her acceptance of this Agreement. If Mrs. MacConnel wishes to revoke the Agreement within the revocation period, she shall give notice of such election in writing to Odyssey. Such notice must be received by Odyssey by the close of business on the last day of the revocation period, unless the last day is a weekend or holiday, in which case notice must be received by the close of business on the next day that is not a weekend or holiday. The Effective Date of this Agreement shall be the day following the conclusion of the revocation period, so long as Mrs. MacConnel has not revoked her acceptance of this Agreement. Should Mrs. MacConnel revoke her acceptance of this Agreement, it shall be null and void and the parties shall be restored to the status quo ante.

Exhibit 10.1

29. ACKNOWLEDGEMENTS. Mrs. MacConnel acknowledges and agrees that: (a) the only consideration for her execution of this Agreement is that which is stated herein and that any and all prior understandings and agreements with respect to the subject matter of this Agreement are merged into this Agreement; (b) she has not relied on statements or representations by Odyssey, its agents or representatives, concerning the matters addressed in this Agreement; (c) she has carefully read and fully understands this Agreement’s contents and final and binding legal effect, including her release and waiver of claims; (d) she enters into this Agreement knowingly and voluntarily without any duress or coercion; (e) she has not assigned any of the Released Claims; (f) even though additional facts may be acquired after entry into this Agreement, such will not affect the validity of this Agreement; (g) that by entering into this Agreement, Odyssey does not admit to any unlawful actions; and (h) this Agreement may not be used as evidence in any subsequent proceeding, save a proceeding for breach of this Agreement

30. CONSULTATION WITH LEGAL COUNSEL. Mrs. MacConnel is hereby advised to discuss this agreement with counsel of her own choosing, and she agrees and acknowledges that any such consultation shall be at her own expense.

31. REMEDIES. If, at any time after the closing date of this Agreement, it is established that either party has violated its terms, the other party shall have the right to seek appropriate relief, including, specific performance, and an injunction restraining further violations, and the prevailing party shall be entitled to attorneys’ fees and costs, including costs and fees incurred on appeal.

a. After the Effective Date of this Agreement, should Mrs. MacConnel file or authorize a lawsuit in violation of Paragraphs 15 and/or 16, Odyssey shall be entitled to attorneys’ fees and costs incurred in defending the suit, regardless of outcome, for both of which Odyssey may bring a counterclaim.

b. However, the provisions of Paragraph 31(a) shall not apply to an ADEA suit, or a suit alleging age discrimination of the kind prohibited by the ADEA.

32. THIRD-PARTY BENEFICIARIES. The Released Parties (other than Odyssey) are intended third-party beneficiaries of this Agreement and this Agreement may be enforced by each of them in accordance with the terms of this Agreement in respect of the rights granted to such Released Parties under this Agreement. Except to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any other person.

Odyssey Marine Exploration, Inc.	Melinda J. MacConnel

By:
SIGNATURE	SIGNATURE

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